Prospectus Supplement No. 1

Filed pursuant to Rule 424(b)(3)

Registration No.  333-197814

PROSPECTUS SUPPLEMENT

to the August 8, 2016 Prospectus

STEM SALES INC.

The Securities Being Offered by Stem Sales, Inc. are Shares of Common Stock

Shares offered:  1,000,000

This prospectus supplement supplements information contained in our prospectus dated August 8, 2016 to revise certain information as described below and should be read in conjunction therewith, including any previous supplements and amendments thereto, which are to be delivered with this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated August 8, 2016, including any previous supplements and amendments thereto.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page I-12 of the prospectus dated August 8, 2016 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

SUPPLEMENTAL INFORMATION:

The information in our prospectus, which was included in our amended registration statement on Form S-1 dated January 26, 2015 and declared effective on February 2, 2015 and which was updated on August 8, 2016 to reflect our 2015 audited financial information, is hereby updated solely to reflect a change in our trustee/escrow agent due to Underhill Securities Corp. unavailablity to perform that function.  Accordingly,  (1) references to  Underhill Securities Corp. are hereby replaced with BB&T; (2) references to “trust,” “trust account,” “trust agreement,” and “trustee” are hereby replaced with “escrow,” “escrow account,” “escrow agreement,” and “escrow agent,” respectively; and (3) the trust agreement is replaced with the Form of Subscription Escrow Agreement pursuant to Rule 419 (which is attached to this Prospectus Summary as Exhibit 10).

All other provisions of the prospectus remain unchanged. This supplement is for informational purposes and requires no action on your part.

Please retain this supplement for future reference.

The date of this Prospectus Supplement is January 13, 2017

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